EXHIBIT 10.36
Tiffany & Co. Director Compensation Deferral Plan
Amended and Restated June 4, 2019

1.	General

The purpose of this Plan is to enable the Company to attract, retain and motivate qualified individuals to serve on the Company’s Board of Directors, and to further link the interests of the Company’s Non-Employee Directors with those of the Company’s shareholders. In furtherance of these objectives, this Plan permits Non-Employee Directors to elect that all or a portion of the Fees for any given Compensation Year be deferred and settled in the form of restricted stock units rather than cash. It also permits Non-Employee Directors to select to receive their equity compensation all in restricted stock units, or in a combination of restricted stock units and stock options.

1.1.    This Plan was adopted as the Tiffany & Co. Director Fee Deferral Plan on September 20, 2018. This
Plan was amended and restated as the Tiffany & Co. Director Compensation Deferral Plan on June 4, 2019.

2.	Definitions

As used herein, capitalized terms shall have the meanings set forth below.

“Administrator” has the meaning provided in Section 5.1.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor act or provisions thereto.

“Common Stock” means the shares of the Company’s common stock, $0.01 par value per share.
“Company” means Tiffany & Co., a Delaware corporation, and any successor to its business and/or assets by operation of law or otherwise.

“Compensation Year” means the twelve-month period beginning on the last day of the month in which the Company’s Annual Meeting of Shareholders occurs, or such other twelve-month period as may be determined by the Board or the appropriate committee thereof.

“Director Plan” means the Tiffany & Co. 2017 Directors Equity Compensation Plan, as amended from time to time.

“Director RSUs” means restricted stock units granted under the Director Plan that will convert, following vesting and maturity, on a one-to-one basis into shares of Common Stock. Such units will be subject to the terms of the Director Plan, as well as such vesting periods and other terms and conditions determined by the Board or the appropriate committee thereof on the grant date.

“Director Stock Options” means stock options granted under and subject to the terms of the Director Plan, as well as any vesting periods and other terms and conditions determined by the Board or the appropriate committee thereof on the grant date.

“Election” has the meaning provided in Section 3.3.

“Election Deadline” has the meaning provided in Section 3.3.

“Equity Compensation” means the aggregate equity compensation provided to a Non-Employee Director for service during a Compensation Year, including any equity compensation provided for service on a committee or as a chairperson, but disregarding any Director RSUs provided in accordance with an Election made pursuant to Section 3.1.

“Fee Election Amount” has the meaning provided in Section 3.1.

“Fees” means cash retainer fees payable to a Non-Employee Director for service on the Board, including fees for service on a committee or as a chairperson, but excluding expense reimbursements.
“Grant Date Market Price” means, with respect to any date on which Director RSUs are granted, an amount equal to the higher of (i) the simple arithmetic mean of the high and low share price of the Common Stock on the New York Stock Exchange on such date, and (ii) the closing price on such Exchange on such date.
“Grant Date Option Value” means, with respect to any Director Stock Option, the Black-Scholes value of such Director Stock Option calculated based on the Grant Date Market Price.
“Non-Employee Director” means an individual who is a member of the Board and who is not an employee of the Company or an affiliate or subsidiary thereof.
“Participant” means any Non-Employee Director who has made an Election.
“Plan” means this Tiffany & Co. Director Compensation Deferral Plan, as amended from time to time.

3.	Elections

3.1    For any Compensation Year, a Non-Employee Director may elect to defer either 50% or 100% of the Fees payable for service during such Compensation Year; provided, however, that any Fees that such Director has elected to defer under the Tiffany and Company Executive Deferral Plan may not also be the subject of an election to defer under this Plan. Any Fees subject to an election under this Section 3.1 (the amount of Fees so elected, the “Fee Election Amount”) will be settled by a grant of Director RSUs having an aggregate grant date value equal to the Fee Election Amount, based on the

Grant Date Market Price, in lieu of cash. Such grant will be made at the same time that other equity grants are customarily made to Non-Employee Directors. If no election is made under this Section 3.1, then no Fees for the relevant Compensation Year will be so deferred.

3.2.    For any Compensation Year, a Non-Employee Director may elect to receive his or her
Equity Compensation either 100% in the form of Director RSUs, or 50% in the form of Director RSUs and 50% in the form of Director Stock Options. If no election is made under this Section 3.2, then 50% of the relevant Non-Employee Director's Equity Compensation will be provided in the form of Director RSUs and 50% will be provided in the form of Director Stock Options. Grants of Director RSUs made to a Non-Employee Director in accordance with this Section 3.2 will have an aggregate grant date value equal to 50% or 100%, as applicable, of the target value of such Non-Employee Director’s Equity Compensation, based on the Grant Date Market Price, and grants of Director Stock Options, if any, made in accordance with this Section 3.2 will have an aggregate grant date value equal to 50% of the target value of such Non-Employee Director’s Equity Compensation, based on the Grant Date Option Value.

3.3.    An election made pursuant to Section 3.1 or Section 3.2 (each, an “Election”) must (a) be in writing (in a form acceptable to the Corporate Secretary of the Company), (b) specify, in the case of an Election under Section 3.1, the percentage of Fees (50% or 100%) such Director wishes to defer, and, in the case of an Election under Section 3.2, the percentage of Equity Compensation (50% or 100%) such Director wishes to receive in Director RSUs and (c) be received by the Company not later than the last day of the calendar year immediately preceding the Compensation Year to which such Election applies (such day, the “Election Deadline”); provided, however, that an individual who became a Non-Employee Director after the Election Deadline may make an Election within 30 days of first becoming a Non-Employee Director. The Company may further require that Elections be made during an open window trading period established in accordance with any insider information policy, and may refuse to accept an Election made outside such a period.

3.4.    Any Election made pursuant to this Section 3 shall be irrevocable.

4.	Rights of Participants

4.1.    A Participant shall have the status of a general unsecured creditor of the Company with respect to his or her right to receive any payment under this Plan. This Plan shall constitute a mere promise by the Company to make payments in the future of the benefits provided for herein. It is intended that the arrangements reflected in this Plan be treated as unfunded for tax purposes.

4.2.    A Participant’s right to payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or a beneficiary.

5.     Administration

5.1.    This Plan shall be administered by or under the direction of the same administrator appointed to administer the Director Plan (“Administrator”).

5.2.    All decisions, actions or interpretations of the Administrator under this Plan shall be final, conclusive and binding upon all parties.

5.3.    No director or employee of the Company appointed to act as Administrator (whether in his or her individual capacity or as a member of the Board or a committee thereof) shall be liable for any action, omission, or determination relating to this Plan, and the Company shall indemnify and hold harmless each such director or employee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Administrator) arising out of any action, omission, or determination relating to this Plan, unless, in either case, such action, omission, or determination was taken or made by such director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.4.    Any instrument may be delivered to the Administrator by certified mail, return receipt requested, addressed to the Administrator at the principal executive office of the Company. Delivery shall be deemed complete on the third business day after such mailing. A copy of any instrument so delivered shall similarly and simultaneously be mailed (or emailed) to the Corporate Secretary of the Company.

6.    Section 409A

This Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything to the contrary in this Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided under this Plan during the six-month period immediately following the Participant’s termination of service as a Director shall instead be paid on the first business day after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier).  Notwithstanding the foregoing, neither the Company nor the Administrator shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Administrator will have any liability to any Participant for such tax or penalty.
7.    Amendment or Termination

The Board may, with prospective or retroactive effect, amend, suspend or terminate this Plan or any portion thereof at any time; provided, however, that (a) no amendment, suspension or termination of this Plan shall deprive any Participant of any right to receive payment due him or her under the terms of this Plan as in effect prior to such amendment without his or her written consent and (b) no amendment, suspension or termination may change the time and form of a payment made under this Plan except in accordance with Section 409A of the Code.

8.    Governing Law
This Plan and the rights of all persons under this Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.
9.    Successor Company

The obligations of the Company under this Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provision for the preservation of Participants’ rights under this Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.